F I N A L T R A N S C R I P T

Thompson Street Events Conference Call Transcript

INVE - Q3 2011 Identive Group Inc Earnings Conference Call

E V E N T D A T E / T I M E : O C T 3 1 ,	2 0 1 1	/	0 3 : 0 0 P M	G M T
C O R P O R A T E P A R T I C I P A N T S

Darby Dye

Identive Group, Inc. - Director IR

Ayman Ashour

Identive Group, Inc. - Chairman, CEO 10 Melvin Denton-Thompson Identive Group, Inc. - CFO

C O N F E R E N C E C A L L P A R T I C I P A N T S Matthew Hoffman Cowen and Company - Analyst

Ilya Grozovsky Morgan Joseph - Analyst Michael Kim Imperial Capital - Analyst Joe Munda Sidoti - Analyst Aaron Husock Lanexa Global - Analyst

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FINAL TRANSCRIPT

Oct 31, 2011 / 03:00PM GMT, INVE - Q3 2011 Identive Group Inc Earnings Conference Call

Jon Gruber Gruber & McBaine Capital - Analyst

P R E S E N T A T I O N

Operator

Good day, ladies and gentlemen, and welcome to the third-quarter 2011 Identive Group earnings conference call. My name is Keith and I will be your operator for today.

At this time all participants are in a listen only mode. Later on we will have a question-and-answer session. (Operator Instructions).

As a reminder, today's conference is being recorded for replay purposes. And I would now like to turn the conference over to your host for today Ms. Darby Dye, Director of Investor Relations. Please go ahead, ma'am.

Darby Dye - Identive Group, Inc. - Director IR

Hello everyone, and thank you for joining us today. The purpose of today's conference call is to supplement the information provided in our press release issued earlier today announcing the Company's financial results for the third quarter ended September 30, 2011.

Speaking on today's call are Ayman Ashour, Chairman and CEO, and Melvin Denton-Thompson, Chief Financial Officer. Before we begin I would like to remind you that various remarks we make on this call, including those about our projected future financial results, economic and market trends, and our competitive position, constitute forward-looking statements.

These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.

The forward-looking statements we make today speak as of today and we do n ot undertake any obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to today's press release, our annual report on Form 10-K for the year ended December 31, 2010, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.

During this conference call we will also be making reference to non-GAAP results or projections, including non-GAAP gross margin, overhead costs and adjusted EBITDA. These non-GAAP measures exclude all or some of the following -- acquisitions, transition and integration costs, equity-based compensation expense, overhead allocations and amortization and depreciation.

Identive uses these non-GAAP measures internally and believe they provide a meaningful way for investors to evaluate and compare our operating performance from period to period, but cautions investors to consider these measures in additio n to, not as a substitute for, nor superior to Identive's consolidated financial results as presented in accordance with GAAP.

A complete reconciliation between GAAP and non-GAAP financial measures is included in today's press release, which is available in the Investor Relations section of Identive's website.

As a reminder, today's call is also available as a webcast with slides which can be accessed from the Presentations, Reports and Webcast page within the Investor Relations section of our website at www.identive-group.com.

If you are viewing the webcast you may enlarge the slides of this presentation by clicking on the magnifying lens in the bottom right-hand corner of your screen.

I would now like to introduce Ayman Ashour. Ayman Ashour - Identive Group, Inc. - Chairman, CEO

FINAL TRANSCRIPT

Oct 31, 2011 / 03:00PM GMT, INVE - Q3 2011 Identive Group Inc Earnings Conference Call

Good morning. Thank you, Darby, and thanks to all of you for joining us today. Year-on-year growth of 30% in Q3 was fueled by higher demand across nearly all parts of our business, underscoring the critical role of secure ID solutions for all of us as employees, citizens or consumers.

Despite poor year-on-year sales to US government, our largest customer, we continue to see broad demand for our secure ID products and solutions and we are entering new markets and winning new business in key growth markets.

In our ID Infrastructure division, strong growth of 36% year-on-year was driven by sales of readers for the German eHealth program -- readers and terminals actually -- by a number of key government projects and employee ID programs in Europe and Japan, and also expansion of our sales activity in Asia with new orders that we won in China, Singapore, Thailand and a number of other countries.

In o ur Transponder division we delivered nearly 50% year-on-year growth and delivered some 20 million RFID inlays, tags and labels for a number of applications, including recurring orders for theme park, transit and ski ticketing, as well as pharma and an increasing number of NFC applications.

The increasing proportion of finished tags, including the NFC tags, helped drive improvement in our gross margin and in our ASP. Also, yields improved due to ongoing operational improvement plans we have been working out in this area, which boosted our margins.

Looking now at the integrated ID solutions area, 34% growth from multi-card business units in Q3 was resulting from continued fulfillment of orders for the secure IT kits for the German citizen ID program, as well as integrated solutions for a variety of identity management projects, including one card multi-application system in universities, hospitals, and a variety of applications for state and local emergency man agement, as well as strong business and renewals for the Australian TWIC Program, and cashless payments.

In the Enterprise Security area, this is the area where we experienced continued deferral in US government projects at the IRS and other agencies. Budgeted spending at the end of the fiscal year -- the government fiscal year was unusually tight. Year to date this has resulted in about $3 million less government revenue at our Hirsch business unit. But which about $1.6 million has been made up with more intense focus on commercial, state and local as well as international markets, as well as significant growth in our professional services activity.

We continue to have confidence that this situation is temporary and the higher-level activity will resume as the government agencies move to comply with federal mandates.

We are also continuing to win an important new business in the professional services, as I mentioned, as well as projects such as the S an Diego Airport expansion, Turkish Telecom and other important projects.

Looking now at the business highlights in Q3. As we indicated last quarter, we accelerated our investment in R&D to further develop our NFC and idOnDemand offering. We also acquired polyright SA, which is an important provider of one card and cashless payment solutions in the highly advanced Swiss education and health card ID markets.

Including expenses from polyright, we increased R&D spending by 66% sequentially, so our R&D went up 66% or just shy of $1 million in the one quarter. I will talk a bit more on the areas where we are investing and why we are excited about them.

During Q3 we won important business from a major handset manufacturer initially for 1 million NFC tags to be included in an inbox application with their new NFC-enabled mobile phones. This business is growing and we now expect to deliver actually over 3 million tags for this application by the end of the yea r. We will talk a little bit more about what we are doing in NFC tags, readers, SDKs and beyond.

Another highlight in the quarter is our operational cash performance. Melvin will take you through this in a little bit, but it is important to note that the normal operations delivered strong positive cash performance. And the cash balance of $17.7 million is after paying $2.8 million for an acquisition and $700,000 for payment down of debts.

Our US government, as I mentioned, was weaker than expectation and the projects that we have been expecting continued to get deferred with very tight federal spending. The normal seasonality we have always expected in September was largely muted.

We also had some component shortages for some of our projects in Japan and the US, affecting approximately $600,000 of business in ID Infrastructure products for, as I mentioned, US and Japan.

FINAL TRANSCRIPT

Oct 31, 2011 / 03:00PM GMT, INVE - Q3 2011 Identive Group Inc Earnings Conference Call

Now a very important point that obviously cannot be lost is the investment we are making in cloud-based NFC solutions accelerated, and obviously deliveries were not there yet and hence a bigger [overhead] EBITDA.

Now let me take a couple of moments to explain why we feel that idOnDemand is such an important opportunity for us. As a pioneer in cloud-based identity management solutions, idOnDemand offers a simple, elegant and cost effective way for our customers to enhance security, work with multiple different legacy solutions in a much simpler cost effective way.

The acceleration in R&D investment at idOnDemand will have deliver revolutionary products and IP. Simply put, an identity card or a credential that can be used with virtually all common existing readers, and a new reader that can also be used with virtually all common existing ID cards, some 500 million of them.

So to enable our SaaS offering we have had to deliver and invent some extremely pioneering hardware solutions or product solutions. This is an area of trem endous technology strength for Identive and we expect important launches in the coming months.

While revenue year to date has been small, idOnDemand has been active in the sales cycles and recently signed up some important customer wins, including a US maritime defense contractor, one of the US largest utilities as well.

In the international market idOnDemand has formed a strong partnership with Verizon business for secure enterprise solutions, where Verizon business is a major premier system integrator, as well as important alliances with a major secure printing and office productivity solutions company integrating idOnDemand solutions and seeing a competitive advantage for them over other companies to be idOnDemand driven. Over the coming period we will be able to offer more detail on the idOnDemand technology, product innovation and customer wins.

Touching now on polyright. We completed the acquisition in mid-July, and in the 2.5 months of Q3 that we had polyright they contributed about $1.4 million in sales. EBITDA was negative, largely due to some US GAAP acquisition accounting issues.

Polyright fits naturally within our Multicard business. And integration with our existing Multicard activity in Switzerland is underway with a formal name change to Multicard branding planned for Q4.

Polyright strengthened our cashless payment and points-of-sales activity and point-of-sale integration, and will allow us to expand our payment solutions business further.

Let me now provide an update on the NFC activity in Q3. We already talked about the NFC tag and the box application. We are seeing -- it is important to note that we are seeing strong sales activity in NFC, very buoyant with different handset manufacturers with different customers, with many different applications, numerous projects, programs and opportunities.

I have mentioned before 40 to 50. I can comfortably say that the number is exp anding quite rapidly almost daily -- weekly or daily.

In addition to our strong and growing NFC tag sales we won our first volume order for NFC reader or token application this quarter. We will be issuing more detail about this in the coming periods.

We also launched additional readers, modules and developer kits and plan to expand further our NFC offering to target the Japanese market where the market is much further ahead than elsewhere in the world.

In Q4 we will be rolling out our NFC personalization and customization center in Europe. This will allow a small patch printing and programming of tags. And we will follow with additional centers in Europe and Asia-Pacific. This is a critical area for many NFC applications which oftentimes start small or local.

We are expanding our mobility and NFC solutions team. You have seen the announcements over the last few months with the appointment of David Holmes and Mathew Smith and others, and with s ignificant expertise in the area of NFC, mobile software and software solutions beyond the product area with focus on participating and repairing revenue models.

Looking ahead to the first half of 2012 we expect to launch cloud-based NFC secure services platform, about which we will provide more details in due course.

FINAL TRANSCRIPT

Oct 31, 2011 / 03:00PM GMT, INVE - Q3 2011 Identive Group Inc Earnings Conference Call

Onto SmartCore, which we announced earlier this month. We have recently launched an innovative card manufacturing technology called SmartCore. This patent pending technology produces RFID core laminates that enable unprecedented printability for contactless ID cards and access cards, with a thinner profile than traditional designs and a more cost effective way.

This opens up additional, significant market opportunities for our technology and for Identive. Initial orders for SmartCore have already been booked and delivered, and we're making limited CapEx investment for production capabilities in Switzerland and plan to be fully operation with those in the early 2012.

I would now like to turn the call over to Melvin for a review of our Q3 financial performance, and then we will come back to you with the outlook for Q4 and 2012 after Melvin.

Melvin Denton-Thompson - Identive Group, Inc. - CFO

The revenues for the third quarter 2011 of $26.8 million show 30% growth over the $20.5 million revenues of Q3 2010, with growth in both operating segments, ID Management Solutions and ID Products.

However, sales in Enterprise Security in the ID Management Solutions segment were affected by continued deferrals of projects and spending in the US federal government sector, as Ayman has already mentioned.

There was 4% growth over the $25.6 million Q2 2011 revenue. The organic growth for the period was 15% year-on-year. Taking account of acquisitions, growth over the Q3 2010 performance, including the acquisitions, was 13%.

It was particularly pleasing to see the gross profit margin increase to 48% from 44% in the last quarter with improvements throughout the business. The gross margin was the same as in Q3 2010, but showed an improvement over the pro forma gross margins of 45% for the same period l ast year. Total overheads for the quarter were $13.3 million, including the latest acquisition, polyright.

The increase in overhead spend from Q2 to Q3 resulted from the addition of polyright and from the accelerated development of Software-as-a-Service offering in idOnDemand and additional investment in NFC solutions.

R&D spend increased by 66% over Q2 2011. And it is worth noting that G&A actually includes some incubation costs for some of the new activities, which are held at corporate level currently.

The resulting adjusted EBITDA was a loss of $0.3 million, similar to prior quarter.

The next slide shows the development of the sales and overheads. As mentioned, sales in the quarter were affected by continued deferrals of projects and spending in the US federal government sector. This, together with accelerated development in areas mentioned such as Software-as-a-Service and NFC, and with the addition of polyright, resulted in what was for us an unusual situation, that the overheads' growth was higher than sales growth in the quarter. However, we expect to return to a trend of sales growth being significantly higher than overhead growth in the next quarter.

On the reconciliation to between the adjusted EBITDA and the GAAP numbers, I won't go through all the numbers on this slide, but would just like to talk about some of the significant non-cash items. Depreciation and amortization amounted to $1.6 million, including $1.2 million of amortization, which increased in the quarter due to the acquisition of polyright.

After some unrealized currency gains in earlier quarters this year there was an unrealized currency loss of $0.5 million in the quarter, principally related to intercompany loans. This non-cash item is included in the net foreign currency losses of $0.6 million.

US GAAP requires that at each balance sheet date we adjust the present value of the expected amount of earnouts with the adjustment passing through the income statement. This resulted in a non-cash expense of $0.4 million in the quarter relating to the idOnDemand earnout which is potentially high.

We will review the expected value of the earnout at each balance sheet date. The resulting GAAP loss from continued operations before income taxes was $3.9 million.

FINAL TRANSCRIPT

Oct 31, 2011 / 03:00PM GMT, INVE - Q3 2011 Identive Group Inc Earnings Conference Call

Moving to the balance sheet. Cash and cash equivalents amounted to $17.7 million compared to $20.6 million at the end of Q2 with a positive contribution from operations, and an outflow of $2.8 million for the acquisition of polyright. I will discuss the main cash flow items in a bit more detail in a moment.

Other accrued expenses and liabilities increased from $13 million to $14.8 million due to the acquisition of polyright and deferred revenues and acquired, accrued expenses and liabilities.

The other main change in the balance sheet arises from firming up the project accounting for idOnDemand with a r eduction in the expected value of the earnout on the balance sheet and a resulting reduction in goodwill and intangibles, together with the additional goodwill and intangibles arising from the acquisition of polyright.

I would now like to look at the main items in the cash flow. The GAAP net cash provided by operating activities was positive $0.1 million with significant improvement in working capital. This was after the cash payment relating to the Hirsch debt of $0.3 million and after cash payment for the opposition and post acquisition activities of $0.5 million. Thus the cash flow from what we might term the normal ongoing activities was positive $0.9 million.

We made payments for debt notes, mortgage line of credit amounting to $0.4 million. CapEx is relatively small in the quarter of $0.2 million. And as previously mentioned, the main item of cash outflow was relating to the acquisition of polyright in the amount of $2.8 million. So the result of that w as cash at the quarter end was $17.7 million.

With that I would like now to hand back to Ayman who will take you through the outlook.

Ayman Ashour - Identive Group, Inc. - Chairman, CEO

As we move towards the end of our second year as Identive, we are more confident than ever of Identive's leadership position and core competencies in secure ID. We believe we are establishing important technology leadership in a number of critical areas. Our ability to generate true innovations is at amazing levels right now. And the amount of R&D that we are investing is generating significant important IP.

In our transponder business we have a stable and expanding revenue model that includes significant amount of recurring sales. The recent award of an order for 20 million transponders for our US -- for US transit applications over a 14-month period is a good example of this.

The demand for RFID inlays, tags and labels continue to grow. And we are very well positioned to address a growing market with the additional production capacity we added in Q3 is coming online during Q4.

Our SmartCore in novation adds another layer of significant opportunity that continues to highlight Identive as the leader in this growth market.

In our ID Infrastructure business we expect continued demand for E-Government employee ID products, as well as stronger sales in the consumer ID sector in Q4. We also see strong activity in Japan and Asia Pacific.

In Enterprise Security we are again cautiously optimistic that project activity is beginning to resume in our US government business, and continue to feel very confident in Hersch's ability to perform overall.

In the Multicard area we are planning some important launches of cashless payment solutions, including the expansion of service platforms into new geographic markets. Building on the growing momentum of our NFC activity and of the NFC market as a whole, we plan the launch of a secure cloud-based NFC platform during the first half of 2012. We believe this will provide additional, significant differentiation op portunity for Identive and indeed the entire NFC ecosystem as a whole.

In our idOnDemand business we will soon be launching important new products and services that make it radically easier for companies to upgrade their security systems. Sales engagement activity is very strong and we expect that the current customer pilots and wins will translate into stronger performance in the coming quarters.

I would now like to take you through the outlook for the rest of the year and preliminary outlook for 2012. For 2011 the base business, so that is the business without idOnDemand, will be looking at revenues somewhere between $103 million to $106 million. Margin has been improving. This is non-GAAP margin, so it excludes amortization and overhead allocations. We are looking at somewhere between the 46% to the 48%.

FINAL TRANSCRIPT

Oct 31, 2011 / 03:00PM GMT, INVE - Q3 2011 Identive Group Inc Earnings Conference Call

It is important to know that the Enterprise Security is our highest margin business, so we've had a negative effect with the US government busines s being delayed. Overhead largely remain as we expected, $45.5 million to $46.5 million with an adjusted EBITDA of about $2.8 million to $3.2 milion. So a significant improvement over 2010.

When we add the idOnDemand we are looking at the sales for idOnDemand to be between $1 million and $1.3 million for the year and the adjusted EBITDA between minus $2 million to minus $1 million.

As we go forward in 2012, we are looking at the base business -- now the base business in 2012 without idOnDemand and without the NFC solutions area. The NFC solutions area this year there will be -- it will be practically no business. We are not expecting any this year. We are expecting to start generating some business towards probably the second half of next year.

So on the base business we are looking somewhere between $125 million and $135 million, with the continued margin improvement trend. Overhead increasing a little bit, but reducing as a percentage of sales on an adjusted EBITDA of $10 million to $12 million.

We are expecting to continue with the strong R&D investment in idOnDemand and the NFC solutions area, so we're looking at an overhead in that area between $6 million and $8 million. And we're looking at a 75% margin business somewhere revenues between $4 million and $8 million. It is hard to predict businesses that are in a startup phase, so it is important to be looking at Identive as there is a core or base business that is growing and we expect it to continue to be growing between 15% and 20%. And that is a business that is healthy, growing, gross market.

And in addition to that a potentially hypergrowth area in Software-as-a Service, be it for identity management of be it for NFC applications, which is taking significant investment that can potentially deliver very good recurring returns.

So with that, hopefully that gives you enough color about the quarter and about the outlook. We will turn the cal l back to the operator for Q&A. Thank you.

Q U E S T I O N A N D A N S W E R

Operator

(Operator Instructions). Matthew Hoffman, Cowen and Company.

Matthew Hoffman - Cowen and Company - Analyst

So you have given us the new EBITDA range -- adjusted EBITDA range for the year. It is a little lower. You were pointing to the low end of $5 million to $7.5 million, if I recall, at the end of the last call and now we are looking at about $3 million. Still it is a pretty good ramp into the fourth quarter. My numbers show us at about negative $1 million, so that leaves about a $4 million positive EBITDA number for the fourth quarter.

Is my math correct would be my first question? And, second, which business drives that here in the fourth quarter versus the third? Thanks.

Ayman Ashour - Identive Group, Inc. - Chairman, CEO

I think it is -- I think your math is correct. We are basically looking at the fourth quarter hopefully coming north of $29 million. And we are looking at really across the board. We are looking at strong performance from transponders. The ID Infrastructure business is looking at a very strong performance as well. So the product side of the business, which is 43% of the business normally, is looking fairly strong.

On the Enterprise Security, again, we are beginning to see some project movement. Usually for us October is very poor in the Enterprise Security area. September is very strong; October is poor.

FINAL TRANSCRIPT

Oct 31, 2011 / 03:00PM GMT, INVE - Q3 2011 Identive Group Inc Earnings Conference Call

October appears to have been good. I am very cautious, because in the last quarter I think you or one of the other analyst asked me and I said that July was looking good but then August and September were really poor.

So we are expecting and we are counting on some government business, but we ar e obviously being much more cautious on what to expect, because overall when you have your largest single customer, which is normally the most predictable because you have already supplied the software, you know that these systems are going to come online. It is a question of when. And when you have a schedule from them and then that schedule gets deferred it is really hard to predict.

So across the board we are also -- seasonally Q4 for us, particularly with the rollout in Holland, etc., is normally strong. So our -- that is what we are managing to. I cannot give you the actual until it happens, but right now we are feeling reasonably comfortable with these guidance.

Matthew Hoffman - Cowen and Company - Analyst

All right, let's drill down into NFC a little bit. You mentioned in the release, or the Company mentioned in the release, that some of the NFC --that there was an upsized NFC order. You talked about $1 million, it turned into $3 million. And it appears as if that some of that revenue may have been in the third quarter.

Are you able to be at publicly identified OEM, the handset OEM where that is shipping? And are you expecting that type of program to expand into other handset OEMs where your program is in place -- to expand into other smartphone boxes as NFC rolls out on the handset in 2012.

Ayman Ashour - Identive Group, Inc. - Chairman, CEO

Unfortunately, I'm not able to identify the handset maker. And, hopefully, soon enough you will get it in your hands and you will see a tag in a box coming in with a phone and you say -- wow, that is the one that Identive was talking about.

It is shipping. It is shipping to many parts of the world. I think so far it has been mostly Europe and Asia. And it is one of the applications that we have been trialing from earlier in the year and even last year.

We have been trialing similar applications with other people, but different OEMs or different handset makers have been looking at this differently. So you have another program with a handset maker or an OS maker with the Google places where it was sort of -- you know, the [plates] are thicker and the compatibility of that.

We have had some similar work with other European telcos, as well as other handset manufacturers in Europe as well. So it is - - I cannot tell you that it is -- that all of them are doing it.

It is obviously intended to be an initial launch application to get people used to it. So you get these tags, then you can program it, for example, in your house to have with Wi-Fi. So people coming in with their phones can tap on it and they are in your Wi-Fi network. Or you can have your business card on it. So people can automatically download it and get a v-card, or many different other applications. And we are looking at more activity in that area.

But I think it is important to note the distinction between all of these type of product areas and the activity we are building up in the recurring revenue and the software side, which is the area where we are spending a significant amount of resources right now.

Matthew Hoffman - Cowen and Company - Analyst

Right, I assume that is the cloud-based services commentary. A couple questions for Melvin. First, fully diluted share count at the end of the third quarter there?

Melvin Denton-Thompson - Identive Group, Inc. - CFO

The average was 57 million.

FINAL TRANSCRIPT

Oct 31, 2011 / 03:00PM GMT, INVE - Q3 2011 Identive Group Inc Earnings Conference Call

Matthew Hoffman - Cowen and Company - Analyst That is basic. Do you have the fully diluted. Melvin Denton-Thompson - Identive Group, Inc. - CFO

Yes, we can come back to that number. That is -- the 57.2 million is after deducting the Treasury shares. Then we have the -- we will come back on that one, but it will be -- the information will be published in the (inaudible).

Matthew Hoffman - Cowen and Company - Analyst

I will need -- if you could get it on the call here I would appreciate it, if you look it up. It helps us with our market cap calculations.

Second, for you, Melvin, the revenue split between Identity Management and ID Products. It may have flashed through on the side, but I didn't pick it up.

Ayman Ashour - Identive Group, Inc. - Chairman, CEO Same exact as last time, 43%, 57%. Matthew Hoffman - Cowen and Company - Analyst

All right, and last one. You gave the organic revenue growth on a year-on-year basis. Do you have the organic growth sequentially or a comparison of your organic revenue -- last quarter your organic revenue this quarter in absolute dollar terms or euro terms?

Melvin Denton-Thompson - Identive Group, Inc. - CFO I haven't calculated that right now, no. I would have to calculate that. Matthew Hoffman - Cowen and Company - Analyst

Okay, thank you.

Ayman Ashour - Identive Group, Inc. - Chairman, CEO

I don't think it will be -- the acquisitive part is not very significant, because if you look through the presentation you will find that the -- on the acquisitive growth that was -- that came in was about $1.3 million from polyright and a couple of hundred K or so from idOnDemand. So that year-on-year quarter the organic was about 15%, so it is 30% total, 15% organic.

Operator

Ilya Grozovsky, Morgan Joseph. Ilya Grozovsky - Morgan Joseph - Analyst

My question was about the government business. I guess last quarter you guys gave us an update and it sounded like the projects were (inaudible). It was imminent that your equipment would be installed. Can you take us through the nature of the delay? Is it something that is -- is it construction phase that there is a delay or just delaying in installing your equipment? Thank you.

FINAL TRANSCRIPT

Oct 31, 2011 / 03:00PM GMT, INVE - Q3 2011 Identive Group Inc Earnings Conference Call

Ayman Ashour - Identive Group, Inc. - Chairman, CEO

Basically first of all let me just give you a little bit of -- a bit more color on the nature of the projects. The federal government over the last few years issued over 5 million highly secure, what is called, dual interface card. So these cards now are being used for logical access or IT access. But in most places they are still not being used for physical access.

And the upgrades -- the requirement from the federal government is to get -- or from actually the Office of the President is that for all agencies to upgrade their physical access control so these highly secure credentials can be used for both physical and logical access. So that is the background.

In some cases, like if you take for example the IRS, we have announced in Q1 that we won the contracts for the professional services and the software, and that was after a big RFQ to supply some 700 buildings coast-to-coast. We have won the head a nd equipment.

So now the various buildings, the various phases then get put out to bid and various partners will be taking -- winning these parts, and then they will be adding the equipment in the various buildings around the country.

So we get schedules that you got the first 90 buildings are coming here, and then they get delayed. They get delayed sometimes because of the high-level integrator issues, because of budgeting issues, because of government issues. Sometimes because of personnel, because you're talking about some mega, mega upgrades, and in some cases the upgrades require people with high degree of security certification. That it is not something that you can easily get, so you may actually have some projects get stacked up.

So we are confident that this business will come, but it is a matter of time. And it is -- we are confident that things like federal courthouses or a lot of the work that we do -- the Department of Justice or the IRS, etc., are things that we have won. We are the supplier at the head end equipment and therefore it is just very unlikely that that business would go elsewhere.

Ilya Grozovsky - Morgan Joseph - Analyst

Okay, thank you. Operator Michael Kim, Imperial Capital. Michael Kim - Imperial Capital - Analyst

Just to follow up on the government delays, are you assuming these projects resume towards the end of the fourth quarter or beginning of first-quarter? And with your guidance for fiscal 2012 what are you assuming in terms of the government project?

Ayman Ashour - Identive Group, Inc. - Chairman, CEO

First of all we are assuming that some will start happening in Q4. We -- and so far based on the October activity, it is very unusual for us to end up within the Hirsch business -- the Enterprise Security business to actually have October as strong as September or even stronger, but it is actually shaping up that way. We are looking at a reasonably good October here in (inaudible).

For 2012 we are looking at continuing our growth in the various initiatives we have in the commercial sectors, in utilities, in mining, in education, etc., as well as some important international business like Turkish Telecom, which I mentioned, but also some US government business. We are not counting on a huge upswing for the US government business.

Michael Kim - Imperial Capital - Analyst

FINAL TRANSCRIPT

Oct 31, 2011 / 03:00PM GMT, INVE - Q3 2011 Identive Group Inc Earnings Conference Call

Are you assuming that the government business in fiscal 2012 grows at a comparable rate to the overall average implied organic growth for next year?

Ayman Ashour - Identive Group, Inc. - Chairman, CEO

No, no, and we actually did not particularly assume the same this year. It is just that it has been -- based on everything -- we have always been cautious with it, but as you know it is some of the highest margins business we have. So when you miss $1 million or $2 million of that it has a much bigger effect on the EBITDA.

But we are not -- we are looking at the transponder business and the ID Infrastructure business and Multicard business growing at much higher rates than the Enterprise Security business, even though we are doing some really exciting things, but we are trying to be cautious.

Michael Kim - Imperial Capital - Analyst

Then are you starting to see more activity in regards to compliance for OMB M-11-11 with the federal agencies? Are you starting to see maybe some initial inquiry or wider compliance?

Ayman Ashour - Identive Group, Inc. - Chairman, CEO

We have been seeing the amount of activity at the very high-level and a lot of sort of bids and a lot of inquiries. At some point in Q3 I would tell you it was sort of at a peak level. So there continues to be a very -- the federal agencies are required to comply, and OMB M-11-11 actually penalizes them in access to other monies if they don't comply.

But I think we have all seen that there was a lot of dysfunction in the government finances and a lot of uncertainty. So that really affected everyone. And, frankly, it is affecting the whole industry, not just Identive, as I am sure you and the other analysts are probably only too aware from looking at different other people.

Michael Kim - Imperial Capital - Analyst

Sure. And then I guess switching to transponders, you mentioned earlier that the ASPs were starting to migrate upwards. Is the mix -- do you see the mix as sustainable as the ASPs continue to rise or bounce around the current levels?

Ayman Ashour - Identive Group, Inc. - Chairman, CEO

Well, the ASP for us has risen now for two quarters in a row. Part of it is when we -- we were only really doing inlays and not doing finished tags. When we now start offering the finished tags as well, and that is what Smartag -- the acquisition of Smartag last year has made it possible for us, is you are automatically -- and just not just finished tags, it could be tickets as well, finished ticket -- that automatically moves you up.

And where we have added more inlay capacity, and the conversion sort of capacity will lag behind, but my expectation is continued improvement in the margins. In Q3 we actually slowed down production a little bit. We actually had a two-week shutdown in Germany and slowed down a little but also in Singapore to try to address some of the operation of yield issues we have been having. Because if you recall in Q2 we had a $200,000 hit or there about in yield issues. We didn't have any big issues in Q3 and I'm really happy with that.

I think, also, as we add the capacity, because you know we have doubled our capacity the beginning of last year and then with the Smartag acquisition we have more or less doubled it again -- we are doubling it again. So it continues to be an area of very good growth. And it is an area that we are really good at it. If you look at our strength in design and technology in this area it is phenomenal.

Now as we introduce SmartCore, which is so far our inlays will were not used in PVC cards. So our SmartCore capability will allow us to get into the PVC business as well, so that will be an important improvement. So short, ASP may change up and down, but margin we expect to improve.

Michael Kim - Imperial Capital - Analyst

FINAL TRANSCRIPT

Oct 31, 2011 / 03:00PM GMT, INVE - Q3 2011 Identive Group Inc Earnings Conference Call

And then regarding the doubling of capacity, are you still on track to achieve that by year-end? And if I look at the last few quarters of inlay production it has been right around that $20 million, $21 million a quarter level. Is it reasonable to assume that with the doubling of capacity that you would be looking at more like $40 million a quarter?.

Ayman Ashour - Identive Group, Inc. - Chairman, CEO

Probably somewhere between $30 million and $35 million, because keep in mind that there are many different variables, like the size of the chip, the number of changes you made. There are many different variables that affect the ASP and affects the exact number.

Michael Kim - Imperial Capital - Analyst Then just the progress to achieving double of the capacity? Ayman Ashour - Identive Group, Inc. - Chairman, CEO

Yes, we have sort of like probably about half of the new added capacity online now delivered, being tested, coming up and running. And we are expecting that the other half would be installed also before the end of the quarter.

Michael Kim - Imperial Capital - Analyst Great, and then I guess --.

Ayman Ashour - Identive Group, Inc. - Chairman, CEO

But I just want to caution that it is our latest calculation has us probably about 80% -- 80% to 90% capacity expansion rather than doubling.

Michael Kim - Imperial Capital - Analyst

Got it. Okay. And then I assume just given the progression that you would probably see continued capacity expansion in the first half of next year?

Ayman Ashour - Identive Group, Inc. - Chairman, CEO

Yes. And I think the other -- the areas where we are -- you know, the other CapEx area we are working on right now it is a lot less CapEx than the inlay is the SmartCore, as well as the personalization centers.

Because with NFC you have sometimes -- you have the big 1 million tag same design, so you can make that on the large high-speed machines, etc. But as you get into a lot of the smaller applications then you really need a lot of customization. It could be 2,000 here, 5,000 here, and with a specific programming requirement for each tag.

So that we need to -- and that is a critical competence that we are developing, and we believe is almost unique to be able to do it with the speed we are doing it. And in fact, we were demonstrating some of that in the NSP Investor Day we held in Germany in July that we have been working on perfecting that and expanding its speed as well.

Michael Kim - Imperial Capital - Analyst

Okay, and then, Melvin, just a few questions for you. Last quarter you reported a backlog number of almost $18 million. What was backlog at the end of the quarter?

FINAL TRANSCRIPT

Oct 31, 2011 / 03:00PM GMT, INVE - Q3 2011 Identive Group Inc Earnings Conference Call

Ayman Ashour - Identive Group, Inc. - Chairman, CEO

I think it is a little bit over $17 million. (multiple speakers). But that does not really alter our view of the quarter, because the German ID project there is only $1.2 million left in the German ID project. So if I look at the quarter vis-a-vis last year, without the German ID it looks very solid.

Michael Kim - Imperial Capital - Analyst

And do you have any visibility on follow-on orders for additional security readers for the German ID program? Would it be of comparable scale that you have seen year-to-date?

Ayman Ashour - Identive Group, Inc. - Chairman, CEO

I think it is -- it is a really important thing, because you are bringing a very important point, because right now Germany is launching these new ID cards over the next 10 years. So over the next 10 years you're going to have about probably 60 million to 70 million of these cards or an average of probably 7 million or 8 million a year.

So far the market penetration, we have -- is only 1 million readers or 1.1 million readers, of which we supply about 750. So the way the German ID program is structured, the different cities and different locales then develop different programs. Our strength, and when you hear us talking about smart cities and universities and the like, is very much working with the different cities and localities.

So we are continuing to work with them. And at some point you're going to have -- this as a 1-to-1 program, or even 1-to-2. One card you will have one or two readers with it. So we expect that will resume and will expand because it is a very powerful technology.

Michael Kim - Imperial Capital - Analyst

And then lastly on CapEx it was relatively light in the quarter. Would you expect with the capacity expansion and other investments that CapEx would start to migrate upwards here in the fourth quarter, and what you would see the annual expenditures look like?

Ayman Ashour - Identive Group, Inc. - Chairman, CEO

I think that CapEx was limited in terms of the actual spending, in terms of what has actually been capitalized. But we are expecting that probably our depreciation -- currently we are running at about $1.5 million, $1.6 million in DA, in depreciation and amortization. Expect that the depreciation will probably climb up another $200,000 or so.

In terms of assuming no acquisitions, will be -- our expectation is for another positive cash quarter. But, Michael, Darby is signaling at me that I need to ask you to finish because there are other people behind you.

Operator

Okay, I have removed him. Joe Munda, Sidoti. Joe Munda - Sidoti - Analyst

A quick question for you. You guys had mentioned that R&D would pick up going forward. Is $2.3 million from now like a normalized level as far as R&D is concerned?

Ayman Ashour - Identive Group, Inc. - Chairman, CEO

FINAL TRANSCRIPT

Oct 31, 2011 / 03:00PM GMT, INVE - Q3 2011 Identive Group Inc Earnings Conference Call

No, we are expecting that number to climb up. For Q4 our expectation is that will climb up probably 200 to 400, maybe a bit more in Q4. And we are really unable right now to give you a breakout for it for 2012, because a lot of it is really dependent on the new areas that we talked about, which is a cloud-based identity management and NFC.

These are areas where -- that are very new and that is why the guidance in the overhead was $48 million, so we will be able to firm it up as we come closer to it.

Joe Munda - Sidoti - Analyst

And just on the last comment you made on the cloud-based NFC, can you give us a little bit more color? What is the focus going to be? Is it more at ID security or is it more going to be geared towards cashless payment? Where do you see that project going?

Ayman Ashour - Identive Group, Inc. - Chairman, CEO It is a very long answer on this one, Joe. No.

Joe Munda - Sidoti - Analyst

Okay.

Ayman Ashour - Identive Group, Inc. - Chairman, CEO

I'm really sorry I cannot give you any more color at this point. I have had to work very hard with my colleagues to get agreement on these five or six words that I am allowed to say.

Joe Munda - Sidoti - Analyst

Okay. And my last question is you had mentioned in your guidance 20 million NFC tags. What does the transfer into revenues -- what are we looking at?

Ayman Ashour - Identive Group, Inc. - Chairman, CEO

No, I didn't mention 20 million NFC tags. I mentioned that we just won an order during this month, actually, for 20 million inlay. These are not NFC tags, these are inlays for mass transit applications and --.

Joe Munda - Sidoti - Analyst A 20 million transponder order (multiple speakers). Ayman Ashour - Identive Group, Inc. - Chairman, CEO

Yes, yes. So --.

Joe Munda - Sidoti - Analyst What does that translate into (multiple speakers)? Ayman Ashour - Identive Group, Inc. - Chairman, CEO

FINAL TRANSCRIPT

Oct 31, 2011 / 03:00PM GMT, INVE - Q3 2011 Identive Group Inc Earnings Conference Call

We haven't disclosed the revenue on it for competitive reasons because it is a straight sort of calculation. So -- but it is -- it will be in the low double digits. (inaudible).

Joe Munda - Sidoti - Analyst Low double digits. Okay. All right, thanks, guys.

Operator

[Aaron Husock], Lanexa Global. Aaron Husock - Lanexa Global - Analyst

Thanks for taking my questions. Just looking at the annual guidance for idOnDemand, it implies a pretty big step up in idOnDemand Q4 revenue, I think almost $1 million, and a big improvement in the EBITDA loss [for] IdOnDemand. What is going on there to cause that ramp in idOnDemand in Q4?

Ayman Ashour - Identive Group, Inc. - Chairman, CEO

It is actually some of it was stuff that should have shipped in Q3 but was delayed for last-minute R&D issues. And, frankly, some other significant IP inventions, if we wanted to make sure that we got all the T's crossed and the I's dotted before any specific launches.

So we are expecting probably somewhere between 500,000 and 700,000 in idOnDemand in Q4. But it is still a very highly uncertain number because of the newness of the business. Stuff is being invented and delivered and built, so this is the startup component of our business.

Aaron Husock - Lanexa Global - Analyst

If you look at the upsized tag order with your handset vendor, what caused them to upsize it from $1 million to $3 million? Is it actually shipping now in markets where we could go find it? And how do you think that $3 million split between Q3 and Q4?

Ayman Ashour - Identive Group, Inc. - Chairman, CEO

It is really expanded because they like it. It is in some markets already in Asia-Pacific, some in Central Europe. I probably can find a little bit more detail and put it in our blog at some point. There are two different -- multiple applications for it, actually. In some cases it is gift cards. In some cases it is tag and box samples for different applications.

So I expect it will be -- the different country managers for this handset manufacturer or the different telcos that they work with may require it or ask for it.

It is in this area we have been using both Broadcom as well as MXP. I see -- and I think in some cases it has been really capacity constrained as well. So I am told that we could do more than $3 million if we can get more ICs.

Aaron Husock - Lanexa Global - Analyst How do you think that $3 million splits between Q3 and Q4?

Ayman Ashour - Identive Group, Inc. - Chairman, CEO My soft answer would probably be 40/60 -- 40% Q3, 60% Q4.

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Oct 31, 2011 / 03:00PM GMT, INVE - Q3 2011 Identive Group Inc Earnings Conference Call

Aaron Husock - Lanexa Global - Analyst

Then, lastly, I think there was some study published of how the Department of Veteran Affairs had implemented their ID security systems. That was kind of a very negative overview of how they've handled it. I just wanted to make sure that you guys weren't involved in the ID systems for the Department of Veterans Affairs.

And then if you look at that study you have gotten a lot of publicity in government circles. Is that serving as a catalyst for you at all and going in with your ID solutions?

Ayman Ashour - Identive Group, Inc. - Chairman, CEO

Well, the government -- the VA Administration tends to operate in a much more regional way. So like with the IRS it was sort of a national program where it was all sort of decided on a national level. Similarly with things like the US Marshals Service for federal courts and the like. I think the VA is handled much more recently. And we do a number of different VA projects, but not all of them.

In general I think you'll find that our brand recognition, both Hersch and SCM, at the government level is very good, very high brand equity and very well-recognized. And in fact we quite often -- our people would be the people testifying before Congress, often on issues related to HSBC 12 and the like.

Operator

Jon Gruber, Gruber & McBaine Capital.

Jon Gruber - Gruber & McBaine Capital - Analyst

I just wanted to clarify, did you say your base business would be $106 million this year, and the new stuff would be $1 million to $1.3 million?

Ayman Ashour - Identive Group, Inc. - Chairman, CEO

The idOnDemand, yes. It is the $103 million to $106 million and (multiple speakers).

Jon Gruber - Gruber & McBaine Capital - Analyst

$103 million to $106 million, okay. Because that didn't jive with you -- later you said the fourth quarter would be $29 million, which is -- this is way over $31 million. So which is it then? It obviously depends if it is the $103 million or the $106 million, right?

Ayman Ashour - Identive Group, Inc. - Chairman, CEO

Correct.

Jon Gruber - Gruber & McBaine Capital - Analyst

And then the next year that $103 million, $106 million grows to $125 million, $135 million?

Ayman Ashour - Identive Group, Inc. - Chairman, CEO

Correct.

Jon Gruber - Gruber & McBaine Capital - Analyst

FINAL TRANSCRIPT

Oct 31, 2011 / 03:00PM GMT, INVE - Q3 2011 Identive Group Inc Earnings Conference Call

Okay, thank you. Operator

With that I would like to turn the call back over to Mr. Ayman Ashour for closing remarks.

Ayman Ashour - Identive Group, Inc. - Chairman, CEO

Well, thank you very much, and we will look forward to our next quarter we will be speaking to you then. I think the questions that were not answered we will make sure that we will get some information on the website shortly to address them. Thank you.

Operator

Ladies and gentlemen, that concludes today's conference. Thank you for joining us, and you may now disconnect. Everybody have a great week.

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